UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  November 5, 2007 (November 1, 2007)

Analysts International Corporation
(Exact name of registrant as specified in its charter)

Minnesota	0-4090	41-0905408
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3601 West 76th Street, Minneapolis, Minnesota	55435-3000
(Address for principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 835-5900

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(b)    In connection with the events disclosed in Item (c) below, Michael J. LaVelle will no longer hold the position of interim President and CEO.  The Company expects Mr. LaVelle will assist in transition to the Company’s new President and CEO and depart from the Company in approximately 30 days.

(c)    On November 1, 2007, Elmer Baldwin, 47, was appointed President and CEO of Analysts International Corporation (the “Company”).  In the five years prior to his appointment, Mr. Baldwin served in various executive capacities at Fujitsu Consulting, BORN Information Services, Inc. and Manchester Companies.  The Company’s press release issued on November 1, 2007 contains more specific information concerning Mr. Baldwin’s past experience.  The full text of the press release issued in connection with Mr. Baldwin’s appointment is furnished as Exhibit 99.1 to this Current Report and is incorporated by reference as if fully set forth herein.

Mr. Baldwin’s employment agreement (the “Agreement”) with the Company provides for an initial term of three years, with automatic one-year renewals unless either party gives proper notice of nonrenewal.  The Agreement provides that Mr. Baldwin will receive base compensation of $450,000 per year and will be eligible to earn an annual cash incentive payment of 30-70% of his annual base compensation contingent for the year in which the bonus was earned upon meeting certain individual and company performance objectives set by the Compensation Committee of the Company’s Board of Directors (the “Committee”) on an annual basis.  Prior to joining the Company, Mr. Baldwin had provided approximately $206,475 in consulting services to the Company during this fiscal year.  Additionally, on November 1, 2007, in connection with his appointment as President and CEO, the Committee granted Mr. Baldwin options to acquire 500,000 shares of the Company’s common stock at the closing price on the date of grant and pursuant to the Company’s 2000 Nonqualified Stock Option Plan and the 2004 Equity Incentive Plan.  One-quarter of the options vested immediately, and the remainder vest ratably on an annual basis over the next three years.  Unvested options would vest immediately if a change in control event occurs 18 months or more after Mr. Baldwin’s commencement of employment.

The Agreement also provides that in the event Mr. Baldwin’s employment is terminated by the Company without Cause or terminated by Mr. Baldwin for Good Reason (as “Cause” and “Good Reason” are defined in the Agreement), the Company will continue to pay Mr. Baldwin’s base salary for one year and will reimburse Mr. Baldwin for continuing medical insurance premiums for up to six months. The Agreement provides that for 18 months following termination of his employment, Mr. Baldwin will not engage in certain competitive activities related to the Company’s employees, prospective employees, clients and potential clients.  Finally, on November 1, 2007, Mr. Baldwin also signed a Change of Control agreement with the Company providing that in the event of termination of Mr. Baldwin’s employment due to a change of control, Mr. Baldwin will be entitled to a lump sum payment equal to one and one-half times his annual base compensation for the year in which the change in control event occurs.  The foregoing description of the Agreement, the Change of Control Agreement and the terms of the options granted to Mr. Baldwin is merely intended to be a summary of the Agreement, the Change of Control Agreement and the stock options and is qualified in its entirety by reference to the Agreement, the Change of Control Agreement and the stock option agreements, which are attached to this Current Report as Exhibits 10.1-10.4 and incorporated by reference as if fully set forth herein.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

Exhibit Number	Description

10.1	Employment Agreement between Analysts International Corporation and Elmer Baldwin effective November 1, 2007 with Exhibit A Change of Control Agreement

10.2	Incentive Stock Option Agreement – Analysts International Corp. 2004 Equity Incentive Plan

10.3	Nonqualified Stock Option Agreement – Analysts International Corp. 2004 Equity Incentive Plan

10.4	Nonqualified Stock Option Agreement – Analysts International Corporation 2000 Nonqualified Stock Option Plan

99.1	Press release entitled “Elmer Baldwin Appointed President and CEO” issued by Analysts International Corporation on November 1, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	November 5, 2007	ANALYSTS INTERNATIONAL CORPORATION

/s/ Colleen M. Davenport
Colleen M. Davenport
Secretary and General Counsel

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EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement between Analysts International Corporation and Elmer Baldwin effective November 1, 2007 with Exhibit A Change of Control Agreement

10.2	Incentive Stock Option Agreement – Analysts International Corp. 2004 Equity Incentive Plan

10.3	Nonqualified Stock Option Agreement – Analysts International Corp. 2004 Equity Incentive Plan

10.4	Nonqualified Stock Option Agreement – Analysts International Corporation 2000 Nonqualified Stock Option Plan

99.1	Press release entitled “Elmer Baldwin Appointed President and CEO” issued by Analysts International Corporation on November 1, 2007

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